SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                         (Amendment No.____________)(1)


First Litchfield Financial Corporation
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                                (Name of Issuer)


Common Stock
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                         (Title of Class of Securities)


320724  10 7
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                                 (CUSIP Number)


December 31, 2003
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            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [_] Rule 13d-1(c)

          [X] Rule 13d-1(d)


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(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.___________                  13G                    Page __ of __ Pages


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1. NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


William J. Sweetman
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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                         (a)  [_]
                         (b)  [_]

Not Applicable
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3. SEC USE ONLY



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4. CITIZENSHIP OR PLACE OF ORGANIZATION


Connecticut, U.S.A.
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 NUMBER OF               5.   SOLE VOTING POWER
  SHARES                      3,912
BENEFICIALLY             -------------------------------------------------------
 OWNED BY
   EACH
 REPORTING               6.   SHARED VOTING POWER
  PERSON                      13,882
  WITH                   -------------------------------------------------------


                         7.   SOLE DISPOSITIVE POWER
                              83,912
                         -------------------------------------------------------


                         8.   SHARED DISPOSITIVE POWER
                              13,882


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9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


    97,794
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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
   Not Applicable
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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


    5.2%
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12. TYPE OF REPORTING PERSON*


    IN
--------------------------------------------------------------------------------
 -------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No._320724  10 7_______                     13G        Page __ of __ Pages



Item 1(a). Name of Issuer:


      First Litchfield Financial Corporation

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Item 1(b).  Address of Issuer's Principal Executive Offices:



      13 North Street, Litchfield, CT  06759
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Item 2(a).  Name of Person Filing:


      William J. Sweetman
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Item 2(b).  Address of Principal Business Office, or if None, Residence:


      101 Talmadge Lane, Litchfield, CT  06759
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Item 2(c).  Citizenship:


      Connecticut, U.S.A.
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Item 2(d).  Title of Class of Securities:



      Common Stock
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Item 2(e).  CUSIP Number:


      320724  10 7
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Item 3. If This  Statement is Filed  Pursuant to Rule  13d-1(b),  or 13d-2(b) or
     (c), Check Whether the Person Filing is a: Not Applicable

(a)  [_] Broker or dealer registered under Section 15 of the Exchange Act.

(b)  [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)  [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d) [_] Investment company registered under Section 8 of the Investment Company Act.

(e)  [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j)  [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No.320724  10 7                 13G                    Page __ of __ Pages


Item 4. Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

      97,794
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     (b) Percent of class:

         5.2%
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     (c) Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the
                  vote_______83,912________________,


            (ii)  Shared power to vote or to direct the
                  vote______13,882_______________,


            (iii) Sole power to dispose or to direct the disposition
                  of______83,912________,


            (iv) Shared power to dispose or to direct the disposition of______13,882_______,


Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [_].


     Not Applicable
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Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.



     Not Applicable
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Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or
         Control Person.

     Not Applicable
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Item 8. Identification and Classification of Members of the Group.


     Not Applicable
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Item 9.  Notice of Dissolution of Group.

     Not Applicable
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Item 10.  Certifications.

     Not Applicable
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     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."


     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                         February 13, 2004
                                        ----------------------------------------
                                                        (Date)


                                        /s/ William J. Sweetman
                                        ----------------------------------------
                                                      (Signature)


                                         William J. Sweetman
                                        ----------------------------------------
                                                      (Name/Title)



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).